TRACTOR SUPPLY COMPANY PROVIDES FIRST QUARTER 2010 BUSINESS UPDATE
~ Announces Record First Quarter Net Sales and EPS ~
~ Raises Fiscal 2010 Sales and EPS Outlook ~

Brentwood, Tennessee, April 7, 2010 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for the first quarter ended March 27, 2010.

The Company’s sales for the first quarter 2010 increased 9.3% to $710.9 million from $650.2 million in the first quarter of 2009. Same-store sales increased 2.8% compared with a same-store sales increase of 4.2% in the first quarter of 2009. The Company anticipates that net income for the first quarter will be approximately $8.0 million to $9.0 million, or $0.22 to $0.24 per diluted share, compared to $0.5 million, or $0.01 per diluted share, in the prior year’s first quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are pleased with our exceptional first quarter performance. Comp-sales continued to be driven by footsteps with a 7.3% comp transaction count increase. Weather conditions were favorable throughout the quarter; however, our seasonal presentation, product assortment and in-stock levels also helped drive sales growth and gross margin expansion. As a result, we leveraged SG&A expenses and delivered record first quarter earnings.”

The Company will release its full first quarter 2010 results after the market close on Wednesday, April 21, 2010.

Company Outlook
Based on the Company’s anticipated first quarter results, the Company has updated its outlook for fiscal 2010. The Company raised its expectations for annual net sales of $3.44 billion to $3.50 billion compared to its original expectations of $3.42 billion to $3.48 billion. Same-store sales are now expected to increase by 1% to 3%, up from the Company’s prior guidance of 0.5% to 2.5%. The Company now anticipates net income to range from $3.48 to $3.60 per diluted share compared to its previous guidance of $3.30 to $3.42 per diluted share.

Mr. Wright concluded, “As a result of our strong first quarter execution, we are increasing our sales and earnings expectations for 2010. We have increased confidence that our relentless focus on serving customers’ rural lifestyle while delivering value everyday and managing our stated objectives proactively will continue to benefit Tractor Supply Company and our shareholders.”

About Tractor Supply Company
At March 27, 2010, Tractor Supply Company operated 948 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware and seasonal products, including lawn and garden power equipment; (3) truck, towing and tool products; (4) work/recreational clothing and footwear for the entire family; (5) maintenance products for agricultural and rural use; and (6) home décor, candy, snack food and toys.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding anticipated or estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, potential legal proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities, and the ability to maintain an effective system of internal control over financial reporting. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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